                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (Amendment No. 2)


                             SILICON GRAPHICS, INC.
                             ----------------------
                                (Name of Issuer)

                     COMMON STOCK, PAR VALUE $.001 PER SHARE
                     ---------------------------------------
                         (Title of Class of Securities)

                                    827056102
                                    ---------
                                 (CUSIP Number)

                                December 31, 2002
                                -----------------
             (Date of Event Which Requires Filing of this Statement)

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-----------------------                                 ------------------------
 CUSIP No. 827056102                 13G/A               Page 2 of 12 Pages
-----------------------                                 ------------------------

--------------------------------------------------------------------------------
1.
      NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

              Highfields Capital Management LP
--------------------------------------------------------------------------------

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (a) [_]
                                                                        (b) [_]
--------------------------------------------------------------------------------

3.   SEC USE ONLY

--------------------------------------------------------------------------------

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

              Delaware
--------------------------------------------------------------------------------
   NUMBER OF         5.   SOLE VOTING POWER 20,195,503*
    SHARES           -----------------------------------------------------------
 BENEFICIALLY        6.   SHARED VOTING POWER 0
   OWNED BY          -----------------------------------------------------------
     EACH            7.   SOLE DISPOSITIVE POWER 20,195,503*
   REPORTING         -----------------------------------------------------------
    PERSON           8.   SHARED DISPOSITIVE POWER 0
     WITH
--------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON
              20,195,503*
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES                 [_]
      CERTAIN SHARES
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

              9.8%*
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

              PN
--------------------------------------------------------------------------------

* Shares owned and percentage calculations include shares which may be acquired upon conversion of Senior Convertible Notes due September 9, 2004.

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-----------------------                                 ------------------------
 CUSIP No. 827056102                 13G/A               Page 3 of 12 Pages
-----------------------                                 ------------------------

--------------------------------------------------------------------------------

1.    NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

              Highfields GP LLC
--------------------------------------------------------------------------------

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a)  [_]
                                                                       (b)  [_]
--------------------------------------------------------------------------------

3.    SEC USE ONLY

--------------------------------------------------------------------------------

4.    CITIZENSHIP OR PLACE OF ORGANIZATION

              Delaware
--------------------------------------------------------------------------------
   NUMBER OF         5.   SOLE VOTING POWER 20,195,503
    SHARES           -----------------------------------------------------------
 BENEFICIALLY        6.   SHARED VOTING POWER 0
   OWNED BY          -----------------------------------------------------------
     EACH            7.   SOLE DISPOSITIVE POWER 20,195,503
   REPORTING         -----------------------------------------------------------
    PERSON           8.   SHARED DISPOSITIVE POWER 0
     WITH
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              20,195,503
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES                 [_]
      CERTAIN SHARES
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              9.8%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

              OO

--------------------------------------------------------------------------------

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----------------------                                     ---------------------
 CUSIP No. 827056102                 13G/A                  Page 4 of 12 Pages
----------------------                                     ---------------------

--------------------------------------------------------------------------------

1.    NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

              Jonathon S. Jacobson
--------------------------------------------------------------------------------

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a)  [_]
                                                                       (b)  [_]
--------------------------------------------------------------------------------

3.    SEC USE ONLY

--------------------------------------------------------------------------------

4.    CITIZENSHIP OR PLACE OF ORGANIZATION
              United States
--------------------------------------------------------------------------------
   NUMBER OF         5.   SOLE VOTING POWER 20,195,503
    SHARES           -----------------------------------------------------------
 BENEFICIALLY        6.   SHARED VOTING POWER 0
   OWNED BY          -----------------------------------------------------------
     EACH            7.   SOLE DISPOSITIVE POWER 20,195,503
   REPORTING         -----------------------------------------------------------
    PERSON           8.   SHARED DISPOSITIVE POWER 0
     WITH
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              20,195,503
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES                 [_]
      CERTAIN SHARES
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              9.8%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

              IN

--------------------------------------------------------------------------------

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----------------------                                     ---------------------
 CUSIP No. 827056102                 13G/A                  Page 5 of 12 Pages
----------------------                                     ---------------------

--------------------------------------------------------------------------------

1.    NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

              Richard L. Grubman
--------------------------------------------------------------------------------

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a)  [_]
                                                                       (b)  [_]
--------------------------------------------------------------------------------

3.    SEC USE ONLY

--------------------------------------------------------------------------------

4.    CITIZENSHIP OR PLACE OF ORGANIZATION
              United States
--------------------------------------------------------------------------------
   NUMBER OF         5.   SOLE VOTING POWER 20,195,503
    SHARES           -----------------------------------------------------------
 BENEFICIALLY        6.   SHARED VOTING POWER 0
   OWNED BY          -----------------------------------------------------------
     EACH            7.   SOLE DISPOSITIVE POWER 20,195,503
   REPORTING         -----------------------------------------------------------
    PERSON           8.   SHARED DISPOSITIVE POWER 0
     WITH
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              20,195,503
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES                 [_]
      CERTAIN SHARES
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              9.8%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

              IN

--------------------------------------------------------------------------------

----------------------                                     ---------------------
 CUSIP No. 827056102                 13G/A                  Page 6 of 12 Pages
----------------------                                     ---------------------

--------------------------------------------------------------------------------

1.    NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

              Highfields Capital Ltd.
--------------------------------------------------------------------------------

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a)  [_]
                                                                       (b)  [_]
--------------------------------------------------------------------------------

3.    SEC USE ONLY

--------------------------------------------------------------------------------

4.    CITIZENSHIP OR PLACE OF ORGANIZATION

              Cayman Islands, B.W.I.
--------------------------------------------------------------------------------
   NUMBER OF         5.   SOLE VOTING POWER 16,360,219
    SHARES           -----------------------------------------------------------
 BENEFICIALLY        6.   SHARED VOTING POWER 0
   OWNED BY          -----------------------------------------------------------
     EACH            7.   SOLE DISPOSITIVE POWER 16,360,219
   REPORTING         -----------------------------------------------------------
    PERSON           8.   SHARED DISPOSITIVE POWER 0
     WITH
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              16,360,219
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES                 [_]
      CERTAIN SHARES
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              7.9%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

              PN

--------------------------------------------------------------------------------

-----------------------                                 -----------------------
 CUSIP No. 827056102                 13G/A               Page 7 of 12 Pages
-----------------------                                 -----------------------

Item 1(a).   Name of Issuer:

             Silicon Graphics, Inc.

Item 1(b).   Address of Issuer's Principal Executive Offices:

             1600 Amphitheatre Parkway, Mountain View, California 94043

Item 2(a).   Name of Person Filing:

             This statement is being filed by the following persons with respect to the shares of Common Stock of the Issuer directly owned by Highfields Capital I LP, Highfields Capital II LP and Highfields Capital Ltd. (collectively, the "Funds"):

             (i) Highfields Capital Management LP, a Delaware limited partnership ("Highfields Capital Management") and investment manager to each of the Funds;

             (ii) Highfields GP LLC, a Delaware limited liability company ("Highfields GP") and the General Partner of Highfields Capital Management;

             (iii)  Jonathon S. Jacobson, a Managing Member of Highfields GP;
                    and

             (iv)   Richard L. Grubman, a Managing Member of Highfields GP.

             This statement is also being filed by Highfields Capital Ltd., an exempted limited company organized under the laws of the Cayman Islands, B.W.I., with respect to the shares of Common Stock of the Issuer owned by Highfields Capital Ltd. (which shares of Common Stock are also included in the filings for Highfields Capital Management, Highfields GP, Mr. Jacobson and Mr. Grubman).

             Highfields Capital Management, Highfields GP, Mr. Jacobson, Mr. Grubman and Highfields Capital Ltd. are sometimes individually referred to herein as a "Reporting Person" and collectively as the "Reporting Persons."

Item 2(b).   Address of Principal Business Office or, if None, Residence:

             Address for Highfields Capital Management, Highfields GP, Mr. Jacobson and Mr. Grubman:
             c/o Highfields Capital Management
             200 Clarendon Street, 51st Floor
             Boston, Massachusetts 02116

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-----------------------                                 -----------------------
 CUSIP No. 827056102                 13G/A               Page 8 of 12 Pages
-----------------------                                 -----------------------

             Address for Highfields Capital Ltd.:
             c/o Goldman Sachs (Cayman) Trust, Limited
             Harbour Centre, Second Floor
             George Town, Grand Cayman
             Cayman Islands, B.W.I.

Item 2(c).   Citizenship:

             Highfields Capital Management - Delaware
             Highfields GP - Delaware
             Jonathon S. Jacobson - United States
             Richard L. Grubman - United States
             Highfields Capital Ltd. - Cayman Islands, B.W.I.

Item 2(d).   Title of Class of Securities:

             Common Stock, par value $.001 per share

Item 2(e).   CUSIP Number:

             827056102

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

             (a)   [_]  Broker or dealer registered under Section 15 of the
                        Exchange Act.

             (b)   [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

             (c)   [_]  Insurance company as defined in Section 3(a)(19) of the
                        Exchange Act.

             (d)   [_]  Investment company registered under Section 8 of the
                        Investment Company Act.

             (e)   [_]  An investment adviser in accordance with Rule 13d-1(b)
                        (1)(ii)(E);

             (f)   [_]  An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

             (g)   [_]  A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

             (h)   [_]  A savings association as defined in Section 3(b) of the
                        Federal Deposit Insurance Act;

-----------------------                                 -----------------------
 CUSIP No. 827056102                 13G/A               Page 9 of 12 Pages
-----------------------                                 -----------------------

             (i)   [_]  A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

             (j)   [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.      Ownership.

             Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

             For Highfields Capital Management, Highfields GP, Mr. Jacobson and Mr. Grubman:

             (a)   Amount beneficially owned:

                   20,195,503* shares of Common Stock

             (b)   Percent of class:

                   9.8%*

             (c)   Number of shares as to which such person has:

                   (i)     Sole power to vote or to direct the vote: 20,195,503*

                   (ii)    Shared power to vote or to direct the vote: 0

                   (iii) Sole power to dispose or to direct the disposition of: 20,195,503*

                   (iv) Shared power to dispose or to direct the disposition of: 0

             For Highfields Capital Ltd.:

             (a)   Amount beneficially owned:

                   16,360,219* shares of Common Stock

             (b)   Percent of class:

                   7.9%*

             (c)   Number of shares as to which such person has:

                   (i)     Sole power to vote or to direct the vote: 16,360,219*

* Shares owned and percentage calculations include shares which may be acquired upon conversion of Senior Convertible Notes due September 9, 2004.

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-----------------------                                 -----------------------
 CUSIP No. 827056102                 13G/A                Page 10 of 12 Pages
-----------------------                                 -----------------------

                   (ii)   Shared power to vote or to direct the vote:  0

                   (iii)  Sole power to dispose or to direct the disposition of:
                          16,360,219*

                   (iv) Shared power to dispose or to direct the disposition of: 0

Item 5.      Ownership of Five Percent or Less of a Class.

             Not applicable.

Item 6.      Ownership of More than Five Percent on Behalf of Another Person.

             The shares beneficially owned by Highfields Capital Management, Highfields GP, Mr. Jacobson and Mr. Grubman are owned by the Funds. Highfields Ltd. owns 7.9% of the shares; both Highfields Capital I LP and Highfields Capital II LP individually own less than 5% of the shares. Highfields Capital Management serves as the investment manager to each of the Funds. Each of Highfields Capital Management, Highfields GP, Mr. Jacobson and Mr. Grubman has the power to direct the dividends from or the proceeds of the sale of the shares owned by the Funds.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

             Not applicable.

Item 8.      Identification and Classification of Members of the Group.

             Not applicable.

Item 9.      Notice of Dissolution of Group.

             Not applicable.

Item 10.     Certification.

             By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

* Shares owned and percentage calculations include shares which may be acquired upon conversion of Senior Convertible Notes due September 9, 2004.

-----------------------                                 -----------------------
 CUSIP No. 827056102                 13G/A                Page 11 of 12 Pages
-----------------------                                 -----------------------

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                             February 14, 2003
                                  --------------------------------------------
                                                   Date

                                  HIGHFIELDS CAPITAL MANAGEMENT LP

                                  By:  Highfields GP LLC, its General Partner

                                  /s/ Kenneth H. Colburn
                                  --------------------------------------------
                                                 Signature

                                  Kenneth H. Colburn, Authorized Signatory
                                  --------------------------------------------
                                                 Name/Title


                                  HIGHFIELDS GP LLC

                                  /s/ Kenneth H. Colburn
                                  --------------------------------------------
                                                 Signature

                                  Kenneth H. Colburn, Authorized Signatory
                                  --------------------------------------------
                                                 Name/Title


                                  JONATHON S. JACOBSON

                                  /s/ Kenneth H. Colburn
                                  --------------------------------------------
                                                 Signature

                                  Kenneth H. Colburn, Authorized Signatory
                                  --------------------------------------------
                                                 Name/Title


                                  RICHARD L. GRUBMAN

                                  /s/ Kenneth H. Colburn
                                  --------------------------------------------
                                                 Signature

                                  Kenneth H. Colburn, Authorized Signatory
                                  --------------------------------------------
                                                 Name/Title

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-----------------------                                 -----------------------
 CUSIP No. 827056102                 13G/A                Page 12 of 12 Pages
-----------------------                                 -----------------------

                                    HIGHFIELDS CAPITAL LTD.

                                    By:  Highfields Capital Management LP, its
                                         Investment Manager

                                    By:  Highfields GP LLC, its General Partner

                                    /s/ Kenneth H. Colburn
                                    -------------------------------------------
                                                    Signature

                                    Kenneth H. Colburn, Authorized Signatory
                                    -------------------------------------------
                                                    Name/Title